Exhibit 5

Media release

6 February 2003

Westpac board appointment

Westpac Banking Corporation Chairman, Mr Leon Davis, today announced the appointment of Mrs Carolyn Hewson to the company's board of directors.

Mrs Hewson has extensive experience in the financial sector initially at Schroders Australia Limited where she was Executive Director between 1989 and 1995. She held several positions at Schroders including Director—Financial Markets and Director—Investment Management.

Her community involvement includes board or advisory roles with the Royal Humane Society, YWCA of Sydney (President), the Australian Charities Fund, Neurosurgical Research Foundation and the Fred Hollows Foundation Executive Advisory Forum.

Mr Davis welcomed Mrs Hewson's appointment, saying her background in investment banking alongside her significant contribution to the community provided another range of experience and talent to the board of Australia's first bank.

Mrs Hewson is also a director of The Australian Gaslight Company Limited, CSR Limited and The Economic Development Board of South Australia.

Mrs Hewson's appointment to the board is effective from 6 February 2003.

Ends.

For Further Information

David Lording
Media Relations
Westpac Banking Corporation
Ph:    02 9226 3510
Mb:  0419 683 411

Media release

6 February 2003

Westpac Executive appointment

Westpac Banking Corporation has announced the appointment of Mr Richard Willcock as Westpac's new Group Secretary and General Counsel.

Mr Willcock joined Westpac in 1997 as Senior Counsel with the Westpac Institutional Bank, and was promoted to Head of Legal Services in 2000.

As Head of Legal Services he had responsibility for overseeing the delivery of legal services across Westpac. He was also responsible for managing the relationships with Westpac's Panel Firms in Australia and New Zealand.

More recently Mr Willcock headed the Risk functions of Westpac's expanded wealth management businesses.

Mr Willcock takes over the role of Group Secretary and General Counsel from Ms Ilana Atlas who was promoted to Group Executive, People and Performance in October last year.

Prior to joining Westpac, Mr Willcock was a partner at Sydney legal firm Abbott Tout.

Mr Willcock took up his position on 3 February 2003.

Ends.

For Further Information

David Lording
Media Relations
Westpac Banking Corporation
Ph:    02 9226 3510
Mb:  0419 683 411